                                                                EXHIBIT 10.8


CIRCE BIOMEDICAL, INC. HAS OMITTED FROM THIS EXHIBIT 10.8 PORTIONS OF THE AGREEMENT FOR WHICH CIRCE BIOMEDICAL, INC. HAS REQUESTED CONFIDENTIAL
TREATMENT FROM THE SECURITIES AND EXCHANGE COMMISSION. THE PORTIONS OF THE AGREEMENT FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED ARE MARKED WITH AN ASTERISK AND SUCH CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMSSION.





             RESEARCH, TECHNOLOGY DEVELOPMENT AND LICENSE AGREEMENT


                                     BETWEEN


                             W. R. GRACE & CO.-CONN.


                                       AND


                           CEDARS-SINAI MEDICAL CENTER


                                TABLE OF CONTENTS
                                -----------------

ARTICLE                                                              PAGE NO.
-------                                                              --------

  I        DEFINITIONS.................................................  2

  II       GRACE LAD TECHNOLOGY........................................  6

  III      CEDARS-SINAI LAD TECHNOLOGY.................................. 7

  IV       RESEARCH & TECHNOLOGY DEVELOPMENT PROGRAM.................... 8

  V        GRACE CONTRIBUTIONS.......................................... 9

  VI       CEDARS-SINAI CONTRIBUTIONS.................................. 12

  VII      OWNERSHIP OF TECHNOLOGY..................................... 13

  VIII     LICENSE GRANT............................................... 14

  IX       LICENSE ROYALTIES........................................... 15

  X        PAYMENT PROCEDURES.......................................... 16

  XI       CONFIDENTIALITY............................................. 19

  XII      PATENT PROTECTION........................................... 22

  XIII     PATENT ENFORCEMENT AND THIRD PARTY PATENTS.................. 23

  XIV      REPRESENTATIONS, WARRANTIES, AND INDEMNIFICATION............ 24

  XV       NOTICES..................................................... 26

  XVI      TERM AND TERMINATION........................................ 26

  XVII     ASSIGNABILITY............................................... 30

  XVIII    MISCELLANEOUS............................................... 30

APPENDIX A -  MILESTONES/RESEARCH & TECHNOLOGY
                   DEVELOPMENT PLAN....................................
APPENDIX B -  RESEARCH & TECHNOLOGY DEVELOPMENT BUDGET.................
APPENDIX C -  INVESTIGATORS AGREEMENT..................................
APPENDIX D -  CEDARS-SINAI PATENTS/PATENT APPLICATIONS.................

             RESEARCH, TECHNOLOGY DEVELOPMENT AND LICENSE AGREEMENT
             ------------------------------------------------------

THIS AGREEMENT, made as of the 1st day of August, 1994, by and between W. R. Grace & Co.-Conn., a company organized and existing under the laws of the State of Connecticut, U.S.A. and having its principal place of business at One Town Center Road, Boca Raton, Florida 33486, U.S.A. ("Grace") and Cedars-Sinai Medical Center ("Cedars-Sinai") a nonprofit public benefit corporation organized and existing under the laws of California, U.S.A and having its principal place of business at 8700 Beverly Boulevard, Los Angeles, CA 90048-1865, U.S.A. ("Cedars-Sinai").

               WHEREAS, Grace has developed certain expertise and proprietary technology relating to artificial liver assist devices ("LADs"), including, for example, membrane technology, hepatocyte isolation and handling technology, device design technology, cryopreservation technology and the like; and

               WHEREAS, Cedars-Sinai has developed certain expertise and proprietary technology relating to artificial LADs, including, for example, hepatocyte isolation and handling technology, and the development of a first generation LAD; and

               WHEREAS, Grace and Cedars-Sinai wish to combine their expertise and their respective LAD technologies in order to make LADs available for human medical applications worldwide; and

               WHEREAS, Cedars-Sinai wishes to continue development of existing Cedars-Sinai LAD technology, and wishes to continue research aimed at the development of second and third generation LADs; and

               WHEREAS, Grace wishes to fund such research and technology development at Cedars-Sinai; and

               WHEREAS, Grace desires to license the Cedars-Sinai proprietary technology, and Cedars-Sinai desires to grant such a license to Grace; and

               WHEREAS, Cedars-Sinai wishes to participate in the clinical testing of the first generation Cedars-Sinai LAD and Grace desires that Cedars-Sinai serve as an initial site for such testing; and

               WHEREAS, Grace is willing to undertake product development, coordinate clinical trials, obtain regulatory approval(s), and conduct marketing activities for LADs utilizing the Grace and/or Cedars-Sinai proprietary technology; and

               WHEREAS, Grace and Cedars-Sinai have determined that a research, clinical testing and license program as defined by this Agreement is of mutual interest and benefit;

               NOW, THEREFORE, the parties agree as follows:

                             ARTICLE I - DEFINITIONS
                             -----------------------

               As used herein, the following terms shall be defined as specified:

               1.01 "Affiliate" means any corporation or other business entity which directly or indirectly controls, is controlled by, or is under common control with one of the parties to this Agreement. "Controls" (including "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a corporation or other business entity, whether through the ownership of voting securities, by contract or otherwise.

               1.02 "Agreement" means this Research, Technology Development and License Agreement.

               1.03 "Annual Net Sales" means the total of the Net Sales Prices for all LADs based in whole or in part on Cedars-Sinai LAD Technology which are sold during an Annual Royalty Period by Grace and Grace sublicensees, less any credits generally acceptable in the industry actually given for the LADs.

               1.04 "Annual Royalty Period" means each successive twelve (12) month period beginning on January 1 and ending on December 31 of a calendar year; provided, however, that the first Annual Royalty Period shall begin on the date of the first sale of a LAD embodying Cedars-Sinai LAD Technology and end on December 31 of the same calendar year.

               1.05 "Cedars-Sinai" means Cedars-Sinai Medical Center, a California nonprofit public benefit corporation.

               1.06 "Cedars-Sinai LAD Technology" means all Cedars-Sinai technology in the Field which Cedars-Sinai has the right to disclose and to grant licenses thereto, including that related to hepatocyte collection, handling and preparation, including all information and know-how whether or not patented. Cedars-Sinai LAD Technology would include all LAD-related information and know-how developed either prior to or during the term of the Agreement which Cedars-Sinai has the right to use and to grant license rights thereto; patents and/or patent applications, if any, within the Cedars-Sinai LAD Technology are listed in Appendix D.[*]

               1.07 "Designated Milestone" means a Milestone which has been designated by the parties, in advance and by mutual agreement, as being particularly significant to demonstrate the good faith effort of the party charged with meeting that Milestone. Grace Designated Milestones are intended to assure Grace's good faith effort to secure regulatory approval and to proceed with commercialization of an LAD based in whole or in part on the Cedars-Sinai LAD Technology. Cedars-Sinai Designated Milestones are intended to assure Cedars-Sinai's good faith effort to engage in the Technology Development Program and the Research Program.

               1.08 "Effective Date" means August 1, 1994.

               1.09 "Field" means the field of artificial liver assist devices
(LADs), including but not limited to all research, technology development, testing, clinical trials, application(s) for regulatory approval, and the manufacture, use and sale of LADs. It is understood and agreed by the parties that the definition of "Field" refers, with respect to activities at Cedars-Sinai, to the research, technology development, and testing which is performed by one or more Investigators.

               1.10 "First Generation LAD" means the Cedars-Sinai LAD Technology used to treat human subjects at Cedars-Sinai prior to July 8, 1994 (the date of Grace's submission of that technology to the FDA in its IND).

               1.11 "Grace" means W. R. Grace & Co.-Conn., a corporation incorporated under the laws of the State of Connecticut, United States of America, and any Affiliate of Grace.

               1.12 "Grace LAD Technology" means all Grace technology in the Field which Grace has the right to disclose, including that related to hepatocyte collection, handling and preparation, cryopreservation, device design and preparation, and membrane technology, including all information and know-how, whether or not patented, and including any rights licensed to Grace from Rhode Island Hospital ("RIH") pursuant to a Sponsored Research Agreement, originally dated February 3, 1985, between Grace and RIH (the "RIH Agreement"). Grace LAD Technology includes all LAD-related information and know-how developed by Grace or on its behalf either prior to or during the term of the Agreement.

               1.13 "Investigators" means the Principal Investigator, any individual or position specifically identified in the budget (Appendix B to this Agreement), and any other Cedars-Sinai employee who performs any part of the work and procedures in furtherance of the Project contemplated by this Agreement. All Investigators are to sign the confidential disclosure agreement appended hereto as Appendix C.

               1.14 "LAD" or "Liver Assist Device" means a device which simulates, supplements or substitutes for functions performed by the liver and which is composed of a cartridge having a combination of living hepatocytes with a membrane. "LAD" shall not be considered to include such peripheral or accessory circuitry components as tubing, oxygenators, charcoal columns, plasmapheresis equipment, and the like.

               1.15 "Licensed Field" means the use of Cedars-Sinai LAD Technology in human medical care and/or the use of Cedars-Sinai LAD Technology to make (or have made), use and sell LADs for human medical care pursuant to the license grant of Article VIII.

               1.16 "Licensed Patent Rights" means Project Patent Rights and/or patents and patent applications, if any, in all countries, which patents and/or patent applications pre-date this Agreement, to the extent they or the claims thereof describe one or more features of the Cedars-Sinai LAD Technology.

               1.17 "Milestone" means one of the research, technology development, or product development milestones of Appendix A, or such other milestones which may be agreed upon by the parties.

               1.18 "Net Sales Price" means, with respect to LADs manufactured and sold by Grace or a Grace sublicensee, the sales price for each LAD sold to third party customers less: (i) sales, excise, or use taxes separately stated on the face of the invoice, (ii) separately stated and itemized transportation charges, (iii) separately stated and itemized packaging costs, (iv) custom duties, and (v) all trade and discount allowances generally acceptable in the industry and actually given with respect to the LAD.

               1.19 "Principal Investigator" means Dr. Achilles A. Demetriou, M.D. (or any other person nominated by Cedars-Sinai and acceptable to Grace), who shall have the duties and responsibilities set forth in Article IV of this Agreement.

               1.20 "Project" means the research and technology development to be undertaken by Cedars-Sinai in the Field pursuant to the Research Program and the Technology Development Program (as described in the Research & Technology Development Plan), including any modifications, extensions or additions thereto. It is intended by the parties that the term "Project" will include all aspects of such research and technology development, whether supported financially by Grace or by Cedars-Sinai.

               1.21 "Project Information" means all scientific or technical information and data, regardless of form or characteristics, including descriptions of and information regarding all unpatented inventions relating to LADs which have been developed, produced or generated in the course of, in connection with or as a result of the work performed at Cedars-Sinai pursuant to the Research & Technology Development Plan. "In the course of, in connection with or as a result of" as used in this definition shall mean during the period in which the research portion of this Agreement is funded by Grace. Project Information as used herein shall not include financial information incidental to administration of this Agreement.

               1.22 "Project Invention" means any invention, improvement or discovery relating to LADs which is conceived (or conceived and actually reduced to practice) in the course of, in connection with or as a result of the research funded pursuant to the Research & Technology Development Plan and includes any method, process, device, machine, manufacture, design or composition of matter, or any new or useful improvement thereof, whether or not patentable under the patent laws of the United States or any foreign country. "In the course of, in connection with or as a result of" as used in this definition shall mean the period during which the research portion of this Agreement is funded by Grace.

               1.23 "Project Patent Rights" means patents and patent applications in all countries to the extent that they or the claims thereof describe one or more features of a Project Invention.

               1.24 "Publication" means (a) any document, book, scientific paper, thesis, report, article, or commentary whether written or in any other medium, or (b) a verbal or written presentation to any person or persons not bound by this Agreement, which discloses any Project Information or Project Invention. Publication as used herein shall not include any patent application or patent within the Project Patent Rights.

               1.25 "Research & Technology Development Plan" means the plan attached hereto as Appendix A for the conduct of the Research Program and the Technology Development Program at Cedars-Sinai. An amended Research & Technology Development Plan, mutually agreed upon by the parties, shall be attached to this Agreement each year during the research & technology development portion of the Agreement. If the parties fail to agree on a mutually acceptable amended Research & Technology Development Plan (Appendix A) and corresponding budget (Appendix B) for any year, the research and technology development portion of the Agreement shall terminate as provided in Paragraph 16.02(a).

               1.26 "Research Program" means the conduct of research for second and third generation LADs utilizing Cedars-Sinai LAD Technology.

               1.27 "Technology Development Program" means the development of supplemental Cedars-Sinai LAD Technology as necessary to support the preparation of regulatory applications, responses to regulatory agency requests, and the conduct of clinical trials with respect to the Cedars-Sinai First Generation LAD.

               1.28 "Technology Transfer Report" means the report specified in Paragraph 3.02 which shall summarize Cedars-Sinai's research findings, results, data, and shall provide all relevant procedures and protocols for practicing the Cedars-Sinai LAD Technology, as of the Effective Date.


                        ARTICLE II - GRACE LAD TECHNOLOGY
                        ---------------------------------

               2.01 Grace shall disclose and make available to Cedars-Sinai the Grace LAD Technology. Cedars-Sinai is hereby authorized to use the Grace LAD Technology solely for conduct of the Research Program and the Technology Development Program pursuant to this Agreement.

               2.02 Cedars-Sinai recognizes that part of the Grace LAD Technology has been developed by RIH (Principal Investigator, Dr. Hugo Jauregui) pursuant to the RIH Agreement, and that Grace anticipates continuing to work with RIH with respect to the LAD research.

               (a) Cedars-Sinai hereby agrees to treat any RIH information or technology with respect to the LAD which may be disclosed to Cedars-Sinai by Grace or RIH pursuant to this Agreement in the same manner and with the same protections as any other Grace LAD Technology.

               (b) Grace hereby authorizes Cedars-Sinai in its sole discretion to disclose to RIH any Grace LAD Technology and/or Cedars-Sinai LAD Technology which may be necessary to carry out the purposes of this Agreement. RIH has undertaken to treat Cedars-Sinai LAD Technology in the same manner as Grace LAD Technology, maintaining its confidentiality and using it only for purposes of the Grace LAD project.

               (c) Cedars-Sinai confirms that it will use RIH information and technology only for purposes of the Project.

               2.03 Grace's obligations to Cedars-Sinai to conduct further research and/or technology development with respect to the LAD are defined in the Research & Technology Development Plan, which may from time-to-time be amended in writing by mutual agreement of the parties. Grace shall not be obligated to conduct any additional research and/or technology development with respect to the LAD, beyond that specified in the Research & Technology Development Plan.

                    ARTICLE III - CEDARS-SINAI LAD TECHNOLOGY
                    -----------------------------------------

               3.01 Cedars-Sinai shall disclose and make available to Grace all Cedars-Sinai LAD Technology. Grace is hereby authorized to use the Cedars-Sinai LAD Technology solely for conducting technology development, regulatory approval of, conducting clinical trials of, and commercializing the Cedars-Sinai First Generation LAD pursuant to the license granted in Article VIII, and to engage in the same activities for future generation LADs, as they are developed, pursuant to that license.

               3.02 In order to provide sufficient transfer of the Cedars-Sinai LAD Technology to allow Grace to conduct the activities of Paragraph 3.01 with respect to the Cedars-Sinai First Generation LAD, the Principal Investigator, on behalf of Cedars-Sinai, has prepared a Technology Transfer Report and has delivered it to Grace. Grace has found the general scope and detail of the information already provided to be acceptable. The Technology Transfer Report is intended to be of sufficient scope and detail to assist Grace scientists reasonably skilled in the technology to practice the Cedars-Sinai LAD Technology existing as of the Effective Date. The Technology Transfer Report therefore may be supplemented by the consultation and discussion described in Paragraph 3.04, in order to enable the Grace scientists to practice the Cedars-Sinai LAD Technology with the same capacity to produce an LAD as when that technology is practiced at Cedars-Sinai. In the event additional Cedars-Sinai LAD Technology needs to be transferred, the Principal Investigator agrees to supplement the Technology Transfer Report as may be reasonably necessary.

               3.03 Cedars-Sinai shall provide Grace with copies of all Cedars-Sinai patents and patent applications, if any, covering Cedars-Sinai LAD Technology. A list of current patents and patent applications is attached hereto as Appendix D. Future patent application drafts which may be prepared with respect to Cedars-Sinai LAD Technology shall be provided to Grace for consultation pursuant to Article XII.

               3.04 (a) Cedars-Sinai shall make one or more Investigators available to Grace for further consultation and discussion of the Technology Transfer Report and the details of the Cedars-Sinai LAD Technology at mutually agreeable times and places. It is preferred that such consultation, which may take place by telephone conference, would be conducted quarterly. The parties agree that the discussions would be in sufficient detail to enable Grace to update the

 Technology Transfer Report after each such discussion.

               (b) If Grace requests that extraordinary consultation take place at a Grace facility, or at any other location requiring travel from the Cedars-Sinai representative's normal place of employment (that is, consultation requiring travel beyond that provided for in the budget of Appendix B), Grace shall arrange for and shall pay for all reasonable travel and living expenses associated with such extraordinary consultation.

             ARTICLE IV - RESEARCH & TECHNOLOGY DEVELOPMENT PROGRAM
             ------------------------------------------------------

               4.01 The parties shall engage in development of the existing Cedars-Sinai LAD Technology and Grace LAD Technology, and shall proceed through clinical studies and commercialization of the Cedars-Sinai First Generation LAD, via conduct of the Technology Development Program under this Agreement. In addition, Cedars-Sinai shall conduct additional research and development with respect to second and third generation LADs, via conduct of the Research Program under this Agreement. Cedars-Sinai and Grace shall collaborate on the Technology Development Program and the Research Program, collectively referred to as the Project, as set forth in further detail in Articles V and VI of this Agreement.

               4.02 It is understood that Cedars-Sinai and Grace each shall make contributions in support of the Project, and that the Grace contribution shall be used solely for support of the Project. Cedars-Sinai contributions shall be sufficient to supplement the Grace contributions as needed to conduct the Project. It is anticipated that the Grace support initially will be allocated to the hiring of additional Investigators and the acquisition of additional equipment in support of the Project as set forth in the budget, and later also will be allocated to support for clinical trials.

               4.03 The activities of Cedars-Sinai and the Principal Investigator pursuant to this Agreement shall be governed by the Research & Technology Development Plan. Any significant deviations from the Research & Technology Development Plan shall first be discussed with and approved by Grace.

               4.04 Cedars-Sinai has designated Dr. Achilles A. Demetriou, M.D. as Principal Investigator. Cedars-Sinai will provide the services of those additional Cedars-Sinai Investigators needed to assist the Principal Investigator as noted in the Research & Technology Development Plan. The Principal Investigator shall be responsible for the conduct and direction of the Project and shall supervise all work performed by the Investigators pursuant to this Agreement.

               4.05 In the event the Principal Investigator leaves Cedars-Sinai or substantially changes his field of interest, or is unavailable for any reason to carry out his duties as the Principal Investigator, Cedars-Sinai may propose by written notice to Grace a nominee to serve as Principal Investigator and, upon written approval thereof by Grace, which approval shall not be withheld unreasonably, the nominee shall become and serve as Principal Investigator for all purposes hereunder and this Agreement shall continue with full force and effect. However, in the event the candidate is unacceptable to Grace, the research and technology development portion of this Agreement shall terminate pursuant to the provisions of Paragraph 16.02(b), at the end of the thirty (30) day period following Grace notice to Cedars-Sinai that the proposed candidate is not acceptable.


                         ARTICLE V - GRACE CONTRIBUTIONS
                         -------------------------------

               5.01 (a) Grace shall provide, at no cost to Cedars-Sinai, Grace-manufactured hollow fibers and/or hollow fiber devices for use in the Technology Development Program and/or the Research Program.

               (b) Grace LAD Technology, as disclosed to Cedars-Sinai pursuant to Paragraph 2.01 or as may be developed or acquired by Grace, may be utilized in the commercialization of the Cedars-Sinai First Generation LAD (and, potentially, future generation LADs) by Grace pursuant to this Agreement. Subject to regulatory requirements, such use of Grace LAD Technology shall be at Grace's discretion.

               5.02 Grace shall fund research and technology development to be conducted at Cedars-Sinai under the direction of the Principal Investigator according to the Research & Technology Development Plan.

               5.03 Grace shall be responsible for seeking regulatory approval for the Cedars-Sinai First Generation LAD, and, potentially, for future generation LADs, including:

               (a) preparing an IDE (Investigational Device Exemption), in consultation with Cedars-Sinai, for joint submission to the FDA (Food and Drug Administration), and following up on IDE procedural requirements, attending meetings with FDA, preparing and filing a PMA (Pre-Market Approval) with the FDA, and the like; and

               (b) coordinating multicenter clinical trials for the First Generation LAD, which shall include Cedars-Sinai as one of the centers.

               5.04 Grace shall be responsible for commercialization of the Cedars-Sinai First Generation LAD, and, potentially, future generation LADs, including:

               (a) producing or procuring hepatocytes in sufficient quality and quantities for clinical trials, in accordance with Cedars-Sinai and/or Grace LAD Technology;

               (b) producing or procuring devices for housing hepatocytes in an LAD, in quantities sufficient for clinical trials;

               (c) engineering and making available prototype facilities for the production of First Generation LADs, including facilities for device and hepatocyte processing and, if necessary, production of devices; and

               (d) undertaking all associated marketing, sales, and distribution activities.

               5.05 Grace shall make a good faith effort to market the Cedars-Sinai LAD Technology in the Licensed Field, but makes no representation or warranty that regulatory approval can be obtained or that the Cedars-Sinai First Generation LAD can be successfully marketed. Evidence of a good faith effort includes but is not limited to the following activities, if undertaken by Grace or a Grace sublicensee:

               (a)  completing Milestones in a timely manner;

               (b) conducting clinical trials as may be necessary to secure regulatory approval;

               (c) applying for and providing the necessary effort in support of securing such regulatory approval; and

               (d) promptly marketing one or more LADs for which regulatory approval has been obtained.
Certain Milestones may be identified by the parties, upon mutual agreement, as Grace Designated Milestones, at which time the Research & Technology Development Plan will be amended to indicate such Grace Designated Milestone(s). However, neither party shall be obligated to agree to any Designated Milestone(s) in addition to those attached to this Agreement on the Effective Date. Completion of such Grace Designated Milestones in a timely fashion is required for a showing of good faith effort by Grace; provided, however, that Grace shall have the opportunity to offer evidence of a good faith effort despite failure to meet one or more Designated Milestones and Cedars-Sinai may accept such evidence in its reasonable discretion, rather than taking action pursuant to Paragraphs 8.02 and 16.04(b).

               5.06 Grace shall prepare an annual report of its progress toward achieving the Milestones, to be forwarded to Cedars-Sinai within ninety (90) days after the end of each calendar year. In addition to the annual report, upon achieving any Designated Milestone, Grace agrees to notify Cedars-Sinai of such achievement, as provided in Paragraph 15.01.

               5.07 It is anticipated that Grace ultimately would design, build and operate a facility for commercial production of LADs, provided that financial objectives are met to Grace's satisfaction. In the event that Grace decides not to pursue the commercial production or marketing of LADs the parties agree to enter into good faith negotiations to effect the return of rights to the Cedars-Sinai LAD Technology to Cedars-Sinai to enable Cedars-Sinai to pursue other potential marketing or production relationships based on the Cedars-Sinai LAD Technology; provided, however:

               (a) the return of such rights shall be contingent upon the execution of a mutually agreeable contract providing therefor,

               (b) such contract shall provide a reasonable recovery on Grace's expenditures, from the October 13, 1993 date of the Memorandum of Understanding between the parties, in the incorporation, development and commercialization of the Cedars-Sinai LAD Technology into the Grace LAD program, including those expenses related to activities undertaken to secure regulatory approval; the parties anticipate that such recovery would be provided by means of one or more of the following forms of payment: upfront fee, deferred payments, and/or earned or minimum royalties; the parties agree that no payments would be due to

                    Grace under this provision unless Cedars-Sinai actually enters into an agreement with a third party with respect to the Cedars-Sinai LAD Technology; and

               (c) unless otherwise agreed by the parties, all rights to the Grace LAD Technology which have been granted to Cedars-Sinai pursuant to this Agreement shall automatically revert to Grace.

                     ARTICLE VI - CEDARS-SINAI CONTRIBUTIONS
                     ---------------------------------------

               6.01 So long as the research and technology development portion of this Agreement is in effect, Cedars-Sinai shall conduct research and technology development according to the Research & Technology Development Plan in the further refinement of the Cedars-Sinai First Generation LAD and in the development of second and third generation LADs.

               6.02 Cedars-Sinai shall make a good faith effort to conduct the research and development of Paragraph 6.01, but makes no representation or warranty that particular technical goals will be successfully achieved. Evidence of a good faith effort includes but is not limited to the following Cedars-Sinai activities:

               (a) staffing the Research Program and Technology Development Program with Investigators as set forth in the Research & Technology Development Plan, or as otherwise agreed by Grace and Cedars-Sinai;

               (b) conducting the Research Program and the Technology Development Program according to the guidelines of the Research & Technology Plan; and

               (c)  completing Milestones in a timely manner.
Certain Milestones may be identified by the parties, upon mutual agreement, as Cedars-Sinai Designated Milestones, at which time the Research & Technology Development Plan will be amended to indicate such Cedars-Sinai Designated Milestone(s). However, neither party shall be obligated to agree to any Designated Milestone(s) in addition to those attached to this Agreement on the Effective Date. Completion of such Designated Milestones in a timely fashion is required for a showing of good faith effort by Cedars-Sinai; provided, however, that Cedars-Sinai shall have the opportunity to offer evidence of a good faith effort despite failure to meet one or more Cedars-Sinai Designated Milestones and Grace may accept such evidence in its reasonable discretion, rather than taking action pursuant to Paragraph 16.04(a).

               6.03 The Principal Investigator, on behalf of Cedars-Sinai, shall prepare an annual report of its progress toward achieving the Milestones, to be forwarded to Grace within ninety (90) days after the end of each calendar year. In addition to the annual report, upon achieving any Designated Milestone, Cedars-Sinai agrees to notify Grace of such achievement, as provided in Paragraph 15.01.

               6.04 The Principal Investigator, on behalf of Cedars-Sinai, shall consult with and assist Grace in Grace's efforts under Paragraph 5.03 to obtain regulatory approval for the LAD, according to the Research & Technology Development Plan.

               6.05 Cedars-Sinai shall serve as a site for a portion of the clinical trials for the First Generation LAD and would be responsible for conducting those trials, subject to the receipt of all internal institutional approvals and in accordance with a separately negotiated workplan between the parties with respect to clinical trials (to be attached to this Agreement as part of Appendix A). Cedars-Sinai's participation in the clinical trials shall be in consultation with Grace in Grace's role as multicenter clinical trial coordinator.

               6.06 As partial consideration for this Agreement, the Principal Investigator, on Cedars-Sinai's behalf, shall provide consultation and training for surgeons participating in the multicenter clinical trials. It is anticipated that one or more separately negotiated agreements between the parties participating in the clinical trials will set forth the terms and conditions for such consultation and training.


                      ARTICLE VII - OWNERSHIP OF TECHNOLOGY
                      -------------------------------------

               7.01 All rights contained within the Grace LAD Technology would continue to be owned by Grace and/or RIH, and would not be changed or affected by the provisions of the Agreement.

               7.02 All rights to Grace hollow fibers and hollow fiber devices would continue to be owned by Grace, and would not be changed or affected by the provisions of the Agreement.

               7.03 All rights contained within the Cedars-Sinai LAD Technology would continue to be owned by Cedars-Sinai, and would not be changed or affected by the provisions of the Agreement.

               7.04 In the case of any joint Grace/Cedars-Sinai invention in the Field, rights would be owned jointly by Grace and Cedars-Sinai. In the event such invention is deemed by the parties to be patentable, decisions regarding the filing and prosecution of a patent application would be made jointly, with the filing and prosecution to be handled by Cedars-Sinai in consultation with Grace, as set forth in Paragraph 12.01. Grace would be responsible for patent expenses for such inventions as set forth in Paragraph 12.01.


                           ARTICLE VIII- LICENSE GRANT
                           ---------------------------

               8.01 Cedars-Sinai hereby grants to Grace an exclusive, worldwide, royalty-bearing license as follows:

               (a) to practice the Cedars-Sinai LAD Technology in the Licensed Field, including know-how and Licensed Patents within the Cedars-Sinai LAD Technology, and

               (b) to engage in activities associated therewith, such as seeking government regulatory approvals, conducting clinical trials, and the like.
As used herein, the term "worldwide" is intended to mean all countries of the world, subject to U.S. government trade restrictions.

               8.02 Cedars-Sinai shall have the right, but not the obligation, to terminate Grace's exclusive license if Designated Milestones are not met; provided, however, that Cedars-Sinai may not terminate Grace's license under this Paragraph if failure to meet Designated Milestones is due to regulatory delays not subject to Grace's control. Notwithstanding the foregoing, Grace shall have sixty (60) days in which to cure any breach due to missing a Designated Milestone, and also shall have the opportunity to provide Cedars-Sinai with evidence excusing the failure to meet a Designated Milestone, pursuant to Paragraph 5.05.

               8.03 Grace's license shall include the right to sublicense any third party to practice the Cedars-Sinai LAD Technology in the Licensed Field; provided that Grace promptly notify Cedars-Sinai of any sublicense. Practice of Cedars-Sinai LAD Technology by any Grace sublicensee shall be subject to royalty payments as if practiced by Grace, and Grace shall include in any sublicense agreement the right for Grace to audit with respect to the sublicensee royalty obligation, or for Cedars-Sinai to audit if Grace chooses not to. Grace shall make royalty payments to Cedars-Sinai on behalf of its sublicensee, unless Grace and Cedars-Sinai mutually agree to allow the sublicensee to make royalty payments directly to Cedars-Sinai.

               8.04 The license granted to Grace pursuant to Paragraph 8.01 shall continue in effect in each country as specified in Paragraph 16.06, unless earlier terminated according to Article XVI. Following expiration (but not termination) of Grace's license in any country, Grace shall have a fully paid-up, irrevocable license to practice the Cedars-Sinai LAD Technology in that country.

                         ARTICLE IX - LICENSE ROYALTIES
                         ------------------------------

               9.01 The license granted in Paragraph 8.01 shall be royalty-bearing, based on the following two-tier royalty structure, with the exact royalties to be negotiated for each generation of LAD commercialized by or on behalf of Grace at the time the relevant Cedars-Sinai LAD Technology is available for use. A lower royalty shall be paid for the use of Cedars-Sinai know-how only (that is, if no patents are included in the licensed Cedars-Sinai LAD Technology). A higher royalty would be paid in the event the commercial LAD is covered by one or more Licensed Patents. No double royalty would be paid. It is acknowledged by the parties that the presence or absence of patent coverage for the relevant Cedars-Sinai LAD Technology may vary by country and that the appropriate royalty from the two-tier structure will be determined on a country-by-country basis.

               9.02 The Cedars-Sinai LAD Technology is available for use insofar as it covers the Cedars-Sinai First Generation LAD, which has been patient-tested and which is now ready for use in conducting clinical trials and proceeding to obtain regulatory approvals for the First Generation LAD. The Cedars-Sinai First Generation LAD comprises [*]. The royalty rate for the Cedars-Sinai First Generation LAD shall be [*] of the Net Sales Price for each LAD sold by Grace or a Grace sublicensee into the chain of distribution.

                  9.03 Subject to the royalty credit of Paragraph 9.06, the earned royalty of Paragraph 9.01 shall be payable by Grace to Cedars-Sinai based on the cumulative Annual Net Sales of LADs for each Annual Royalty Period. All royalties due Cedars-Sinai by Grace under this Agreement shall be payable in U.S. dollars, with the rate of exchange for any non-U.S. currencies received for any sales being the exchange rate specified in the American edition of the Wall Street Journal. U.S.-dollar equivalence shall be calculated on a quarterly basis, using the average of the exchange rate on the first and last business day of the quarter for each of the currencies in which sales of LAD(s) were made during the quarter.

               9.04 The earned royalties of Paragraph 9.01 shall be payable only once for any LAD.

               9.05 All patent expenses paid by Grace pursuant to Article XII would serve as a credit against future royalties owed to Cedars-Sinai under the license granted in Article VIII.

               9.06 (a) An accounting of the calculation of the earned royalties by Grace shall accompany each royalty payment, and such an accounting shall be delivered to Cedars-Sinai even if no earned royalties are payable for that period. Grace shall keep books of record in accordance with generally accepted accounting practices and sufficient to verify the accuracy and completeness of the accounting under this Article, and shall cause all its sublicensees to do the same. Such books of record shall be preserved for a period not less than six years after their creation. Grace also agrees to permit independent auditors (chosen by Cedars-Sinai and to whom Grace has no reasonable objection) to inspect, copy and abstract such books, records and accounts and all or any part of Grace's operations and activities hereunder as may be necessary to determine the completeness or accuracy of reports made under this Agreement, upon reasonable notice and at a single location and during normal business hours. Cedars-Sinai shall be solely responsible for the costs of an independent audit conducted at Cedars-Sinai's request.

               (b) Any royalties due to Cedars-Sinai shall be paid by Grace immediately and any overpayment shall be credited against the payment due in the succeeding Annual Royalty Period.

                         ARTICLE X - PAYMENT PROCEDURES
                         ------------------------------

               10.01 Subject to the payment mechanism set forth herein, in consideration for the performance by Cedars-Sinai of its obligations under this Agreement, Grace will pay Cedars-Sinai those amounts set forth in the budget (Appendix B to this Agreement). It is anticipated by the parties that the research and technology development portion of the Agreement will be for a three year period, as provided in Paragraph 16.01, with an annual budget of about [*]. As attached hereto at the time of execution of this Agreement, Appendix B sets forth the total estimated cost and all estimated expenditures for the first year of the research and technology development portion of this Agreement. An amended Appendix B, to be agreed upon by the parties, shall be attached hereto for the total estimated cost and all estimated expenditures for the second year of the research and technology development portion of the Agreement (no later than ninety (90) days prior to the end of the first year) and for the third year (no later than ninety (90) days prior to the end of the second year). Cedars-Sinai shall use such payments solely for the conduct of activities pursuant to the Research and the Technology Development Programs. Grace is under no obligation, express or implied, to authorize additional expenditures beyond the amounts budgeted for the individual categories. However, Cedars-Sinai shall be permitted to exceed the individual category budgets by up to twenty percent (20%), provided that the total annual budget is not exceeded, and further provided that no budget for any clinical support category (identified in the budget by an asterisk) may be reduced in order to increase the budget of another category without Grace's prior written approval.

               10.02 Payment of all sums to Cedars-Sinai for the Project shall be by check made payable to: Cedars-Sinai Medical Center. Within ten (10) days following execution of this Agreement, Grace shall make an initial payment to Cedars-Sinai of an amount equal to one quarter of the total annual budget (i.e., [*] for Year
1) and shall thereafter make three (3) additional quarterly payments of the same amount. Subsequent quarterly payments would be due November 10, February 10, and May 10.

               10.03 Cedars-Sinai shall deliver to Grace within sixty (60) days after the end of each quarter, a quarterly invoice prepared according to its customary accounting practices, which reflects costs incurred by Cedars-Sinai pursuant to this Agreement. These costs shall include: (i) salaries, wages and established employee benefits; (ii) costs of purchased equipment, animals, materials and supplies; (iii) travel and related expenses; (iv) other costs and expenses for the Project; and (v) indirect costs (i.e., overhead).


10.04 The quarterly invoices of Paragraph 10.03 are considered to be necessary prerequisites for the payment of quarterly payments pursuant to Paragraph 10.02, beginning with the third quarterly payment. In no event will the third quarterly payment be made by Grace until after receipt and acceptance of the quarterly invoice for the first quarter, nor will the fourth quarterly payment be made by Grace until after receipt and acceptance of the quarterly invoice for the second quarter, etc. Following receipt of each quarterly invoice, Grace shall have thirty (30) days to review and confirm the data contained therein, prior to making any subsequent quarterly payment, which shall be made as follows:

    First quarter, Year 1:      Per Para. 10.02;
    Second quarter, Year 1:     3 mos. after initial payment;
    Third quarter, Year 1:      After acceptance of first quarter invoice;
    Fourth quarter, Year 1:     After acceptance of second quarter invoice;
    First quarter, Year 2:      After acceptance of third quarter invoice; etc.


Acceptance of each invoice by Grace shall represent a final accounting for the quarter represented by that invoice.

               10.05 In the event that the invoicing procedure of Paragraph
10.04 demonstrates a budget underrun, an appropriate adjustment shall be made at year-end, provided that the underrun amount remains unspent at year-end.

               10.06 Within ninety (90) days after expiration or termination of the research and technology development portion of this Agreement, Cedars-Sinai shall furnish to Grace a final reporting of all costs and expenses incurred in performing its obligations under this Agreement. Such reporting shall be prepared according to Cedars-Sinai's customary accounting practices, and shall be in itemized format. Following expiration or termination of the research and technology development portion of the Agreement, Cedars-Sinai shall refund to Grace all remaining unexpended amounts (i.e., remaining budget underrun amounts).

               10.07 Any piece of equipment purchased at a cost in excess of twenty-five hundred dollars ($2,500) shall be specifically identified in the budget and shall be identified by Cedars-Sinai in an attachment to its quarterly report. Following expiration or termination of the research and technology development portion of this Agreement, Cedars-Sinai shall own all right, title and interest in and to such equipment.

               10.08 Cedars-Sinai shall exercise its best effort to ensure that all invoices, financial statements, billings and financial reports to Grace accurately reflect all activities and transactions handled for the account of Grace and that such data may be relied upon in any further recording and reporting by Grace for whatever purpose. In the event that any error is found, Cedars-Sinai agrees to promptly correct such error.

               10.09 During the life of this Agreement and for two (2) years thereafter, Cedars-Sinai shall keep or cause to be kept, in accordance with generally accepted accounting practices, books, records and accounts covering all information necessary for the accurate accounting of funds transferred by Grace pursuant to Paragraph 5.02 and this Article X, and amounts considered to be Cedars-Sinai contributions as described in Paragraph 4.02.

               (a) Cedars-Sinai agrees to provide Grace with a quarterly report generally outlining the Cedars-Sinai resources applied during the preceding quarter to activities in the Research and Technology Development Programs.

               (b) With respect solely to spending of Grace funding pursuant to Paragraph 5.02, Cedars-Sinai agrees to permit Grace or independent auditors (chosen by Grace and to whom Cedars-Sinai has no reasonable objection) to inspect, copy and abstract such books, records and accounts and all or any part of Cedars-Sinai's operations and activities hereunder as may be necessary to determine the completeness or accuracy of reports made under Paragraphs 10.03 through 10.07 of this Agreement, upon reasonable notice and at a single location and during normal business hours. Grace shall be solely responsible for the costs of an independent audit conducted at Grace's request.


                          ARTICLE XI - CONFIDENTIALITY
                          ----------------------------

               11.01 All technical and/or commercial information provided to Cedars-Sinai by or on behalf of Grace with respect to the Grace LAD Technology is considered by Grace to be proprietary and confidential. Cedars-Sinai agrees to treat it as such, according the Grace information the same protections as Cedars-Sinai's own proprietary and confidential information. Subject to the provisions of Paragraphs 11.05, 11.08 and 11.09, Cedars-Sinai agrees not to publish or otherwise reveal or disclose the Grace information, or portions thereof, to any third party without prior written authorization from Grace. Cedars-Sinai understands that any information contained within the Grace LAD Technology which has been obtained or licensed from RIH may also require prior written authorization from RIH before it may be disclosed to any third party.

               11.02 All Cedars-Sinai technical information provided to Grace with respect to the Cedars-Sinai LAD Technology is considered by Cedars-Sinai to be proprietary and confidential. Grace agrees to treat it as such, according the Cedars-Sinai information the same protections as Grace's own proprietary and confidential information. Subject to the provisions of Paragraphs 11.06, 11.08,
11.09 and 11.10, Grace agrees not to publish or otherwise reveal or disclose the Cedars-Sinai information, or portions thereof, to any third party without prior written authorization from Cedars-Sinai.

               11.03 All physical samples (e.g., hepatocytes, beads, membranes, devices, and the like) provided to Cedars-Sinai by Grace in relation to the Grace LAD Technology, or provided to Grace by Cedars-Sinai in relation to the Cedars-Sinai LAD Technology, shall be treated as confidential and proprietary according to the provisions of this Article.

               11.04 The confidentiality obligations of this Article XI shall not extend to information which:

               (a) was known to the receiving party prior to disclosure under either this Agreement or the secrecy agreement previously executed by the parties, as evidenced by written records kept by the receiving party in the normal course of business; or

               (b) is or becomes known to the public through no fault or action by the receiving party; or

               (c) is disclosed to the receiving party by a third party not under an obligation of secrecy to the disclosing party.


               [*]

               11.06 Publications by Grace disclosing the results of any research, technology development and/or clinical trials conducted under the Agreement shall be pre-reviewed by the Academic Affairs Department of Cedars-Sinai. Grace agrees to limited delays (up to ninety (90) days) in publication if necessary to file one or more patent applications, and agrees that no

Cedars-Sinai confidential information shall be disclosed without advance written consent from Cedars-Sinai.

               11.07 Neither party hereto shall, without obtaining the prior written consent of the other party, do any of the following acts:

               (a) make any announcements or create any publicity regarding this Agreement; or

               (b) release any advertising, promotional, or sales literature which mentions the name of the other party hereto, other than by reference to a bibliographic citation.

However, nothing in this Paragraph shall be construed to prohibit either party from disclosing factual information or data relating to this Agreement which is required by law to be disclosed.

               11.08 Written consent pursuant to Paragraph 11.07 is hereby mutually given for the release of the following information, in the form of a press release or the like or, for example, in the course of discussions of Grace collaborations (by Grace employees) or of Cedars-Sinai collaborations (by Cedars-Sinai employees):

               (a)  the existence of the Cedars-Sinai-Grace Agreement,

               (b) the Field of research covered by the Agreement, approximately as defined herein,

               (c)  the identity of the Principal Investigator, and

               (d) the general subject matter of project inventions, after all United States patent applications covering said inventions have been filed. However, any press release or disclosure which goes beyond the specific facts of items (a) through (d) shall need the prior written consent of Paragraph 11.07.

               11.09 Nothing in this Article XI is intended to prohibit either party from disclosing information to a government regulatory agency as required for securing applicable regulatory approvals for the LAD.

               11.10 Nothing in this Article XI shall be construed to prevent Grace from:

               (a) disclosing information and/or supplying physical samples to a sublicensee, a toll manufacturer, or an outside testing laboratory for the production and preparation of LADs (or components thereof) for any purpose contemplated by this Agreement, provided that the sublicensee, toll manufacturer, or outside testing laboratory shall have signed a confidentiality agreement containing provisions substantially similar to those contained in this Article XI; or

               (b) any commercial sale or use of any LAD based on the Cedars-Sinai LAD Technology by Grace, a Grace sublicensee or a customer of either in the Licensed Field.

               11.11 The provisions of the secrecy agreement dated August 10, 1993 between Grace and Cedars-Sinai are superseded by the provisions of this
Article XI.

                         ARTICLE XII - PATENT PROTECTION
                         -------------------------------

               12.01 The patents and patent applications included in the Cedars-Sinai LAD Technology on the Effective Date of this Agreement are listed in Appendix D. All Project Patent Rights are considered to be within the scope of Cedars-Sinai LAD Technology under this Agreement. For those patents and patent applications listed in Appendix D, together with all Project Patent Rights, including any jointly owned patent applications within the Project Patent Rights, Cedars-Sinai agrees:

               (a) to use reasonable efforts in pursuing the pending patent applications to grant, including appeal within the relevant Patent Office(s) and/or re-filing the case (if appropriate under local practice), as Cedars-Sinai sees fit; provided that in the event Cedars-Sinai does not wish to prepare and file a patent application within the Project Patent Rights but Grace does, Cedars-Sinai will proceed nevertheless in such preparation and filing according to the provisions of this Paragraph 12.01, and will use the same reasonable efforts as with other Project Patent Rights;

               (b) to notify Grace promptly (that is, in sufficient time to reasonably permit Grace to review and respond within the time periods provided herein) and to consult with Grace on all activities in subparagraph (a), obtaining Grace approval on all significant patent drafting and prosecution decisions, provided that Grace responds within thirty (30) days, or sooner if a Patent Office deadline requires an earlier response;

               (c) to defend any patent within the Licensed Patent Rights in any opposition proceeding which may be brought with respect thereto, if such defense is recommended by patent counsel; provided, however, that if the parties do not agree on whether to proceed with such defense, the issue of whether to proceed may be submitted to an independent patent attorney to whom neither party has any reasonable objection, for review and a binding recommendation whether to proceed with such defense; in the event the recommendation is to not defend the patent and Grace chooses to proceed nevertheless, out-of-pocket costs associated with such defense shall not serve as a credit against future royalties; and

               (d) that no pending patent application will be intentionally abandoned and no patent allowed to lapse unless Grace is first consulted and agrees with that course of action; provided that in the case of any disagreement on the appropriate course of action, Cedars-Sinai agrees to continue the prosecution as suggested by Grace.

All out-of-pocket costs associated with the listed activities are to be reimbursed by Grace. All such costs paid by Grace shall serve as a credit against future royalties owed to Cedars-Sinai pursuant to Article IX, except as provided in subparagraph (c) above.

               12.02 In the event that Grace's license is terminated pursuant to Paragraph 16.05, responsibility for costs associated with all Licensed Patent Rights (other than jointly owned Project Rights) would revert back to Cedars-Sinai and Cedars-Sinai would no longer be obligated to consult with Grace for those cases. With respect to jointly owned Project Patent Rights, Cedars-Sinai would continue prosecution in consultation with Grace, and associated out-of-pocket expenses would be shared equally by Grace and Cedars-Sinai; provided, however, that if either party no longer wishes to bear the costs of such shared expenses for any Project Patent Rights, it may choose to notify the other party in writing of its decision and assign its ownership rights to the other party; the assigning party shall thereafter have no further obligation to share the out-of-pocket expenses for the assigned Project Patent Rights.

           ARTICLE XIII - PATENT ENFORCEMENT AND THIRD PARTY PATENTS
           ---------------------------------------------------------

               13.01 In the event Grace believes there is substantial infringement of any patent in the Licensed Patent Rights, which alleged infringement is to the material detriment of Grace or a Grace sublicensee, Grace shall have the initial opportunity for preventing and/or causing the discontinuance of any such infringement, in Grace's sole discretion. However, Cedars-Sinai agrees that it will, at Grace's request and expense, furnish such reasonable assistance as may be required to assist in preventing or discontinuing any such infringement. In such event, Grace may withhold up to one-half (1/2) of the earned royalty payments which would otherwise fall due under Article IX for the country(ies) in which the alleged infringement is taking place, not to exceed Grace's actual out-of-pocket expenses for such suit. Withheld earned royalty payments would be forgiven unless Grace received a recovery, lump-sum settlement or royalty payment from the alleged infringer, in which case they would be payable out of the amount(s) received from the alleged infringer, as provided herein. From such time as the infringement ceases (whether voluntarily, by settlement or by court order), Grace's full royalty obligations would resume. Any recovery, lump-sum settlement or royalty payment made to Grace by the alleged infringer shall be distributed according to the following priority:

               (a) Cedars-Sinai shall be reimbursed in the amount of any royalties withheld by Grace pursuant to this Paragraph;

               (b) Grace shall be reimbursed for any additional out-of-pocket expenses not covered by the withheld royalties; and

               (c) Any remaining amount shall be included in the Annual Net Sales calculation of Paragraph 9.01, with Cedars-Sinai receiving a royalty thereon and Grace retaining the balance.

               13.02 If Grace elects not to bring or prosecute infringement litigation pursuant to Paragraph 13.01, Cedars-Sinai may elect to bring suit against the alleged infringer at its sole expense. However, Grace agrees that it will, at Cedars-Sinai's request and expense, furnish such reasonable assistance as may be required to assist in preventing or discontinuing any such infringement. In such event, Cedars-Sinai would be under no obligation to account to Grace in any way with respect to the conduct of any such suit or recovery obtained thereby.

               13.03 In the event that any activities licensed hereunder are found to infringe the intellectual property rights of a third-party, and result in the payment of royalties or other compensation by Grace (or a Grace sublicensee) to such third-party, Grace may reduce its royalty payment to Cedars-Sinai. Such reduction will be in the amount of the royalties or other compensation paid to the third party, up to a maximum of one-half (1/2) the royalties payable to Cedars-Sinai under Article IX with respect to the country(ies) for which payments are being made to the third party.

         ARTICLE XIV - REPRESENTATIONS, WARRANTIES, AND INDEMNIFICATION
         --------------------------------------------------------------

               14.01 Grace makes no representations or warranties with respect to its ability to obtain regulatory approval(s) for any Cedars-Sinai LAD, or with respect to the technical, economic or commercial feasibility of any Cedars-Sinai LAD.

               14.02 Cedars-Sinai warrants the accuracy and authenticity of any and all information, data, test results, and the like, with respect to prior investigations conducted by or at the direction of the Principal Investigator at Cedars-Sinai which Cedars-Sinai provides to Grace for purposes of obtaining regulatory approval for the Cedars-Sinai First Generation LAD, or for any subsequent LAD.

               14.03 Cedars-Sinai makes no representations or warranties that any Cedars-Sinai patents or patent applications licensed hereunder are valid, or that the manufacture, use, sale or other disposal of any LAD utilizing Cedars-Sinai LAD Technology does not infringe upon any patent or other rights other than rights in the Cedars-Sinai LAD Technology. Cedars-Sinai, however, knows of no patent or other rights of any third party which would be so infringed.

               14.04 As between Grace and Cedars-Sinai, Grace shall have sole control and responsibility for the manufacture, sale, and/or commercial use of LADs hereunder. As between Grace and Cedars-Sinai, Grace shall bear the full responsibility for any liability to any customers and others for any LAD made and sold or distributed by Grace or any Grace sublicensee, and shall indemnify and hold Cedars-Sinai, its officers, directors, employees and agents harmless from any judgment, claim, expense or liability (including attorneys' fees) arising out of the sale or distribution of LADs by Grace and/or any Grace sublicensee; provided, however, that such indemnification shall not apply to the extent that the judgment, claim, expense, or liability is based on any actual direct conduct by any agent or employee of Cedars-Sinai (for example, in conducting clinical trials of the LAD) or is based on any inaccurate data which may have been supplied by Cedars-Sinai, its officers, directors, employees or agents, for the purpose of obtaining regulatory approval for the LAD.

               14.05 Cedars-Sinai hereby warrants that it carries sufficient Worker's Compensation insurance to comply with the laws of the State of California with respect to Cedars-Sinai personnel. Each party shall indemnify and hold the other party harmless from any and all claims, costs or liability for any loss, damage, injuries or loss of life incurred in the indemnifying party's own performance of the research work or development that is conducted on the indemnifying party's own premises; provided, however, that such indemnification shall not apply for any loss, damage, injuries, or loss of life attributable in whole or in part to the other party's gross negligence.

               14.06 With respect to any clinical or other trials of the LAD conducted by any agent or employee of Cedars-Sinai, Cedars-Sinai shall indemnify and hold Grace harmless from any and all claims, costs or liability for any loss, damage, injuries or loss of life incurred in connection with the negligence, wilful actions or misconduct of such agent or employee of

Cedars-Sinai, or in connection with any inaccurate data which may have been supplied by Cedars-Sinai, or on its behalf, for the purpose of obtaining regulatory approval for the LAD.

               14.07 Cedars-Sinai and Grace each agree to comply with all applicable government regulations and requirements for protecting health, safety, and the environment. Cedars-Sinai and Grace each agree to cooperate with any Government agency(ies) authorized to monitor compliance with such regulations and requirements. With respect to any clinical or other trials of the LAD conducted by any agent or employee of Cedars-Sinai, Cedars-Sinai agrees that such agent or employee shall be obligated to notify Grace immediately upon discovery of any data or other information suggesting any adverse effects in connection with the LADs.

                              ARTICLE XV - NOTICES
                              --------------------

               15.01 All notices required to be given under this Agreement, and the payment of required royalties, shall be made by first class air mail or express courier addressed to the respective party at the address below, or by telefax to the numbers listed below (for notices), or to such changed address or telefax number as a party may designate in writing to the other party. Such notice, if received, shall be deemed to have been received, if by first class mail, on the fifteen (15th) calendar day after posting; if by express courier, on the date of delivery by the courier; and if by telefax, upon transmission with confirmation of receipt.

                  If to Grace:      W. R. Grace & Co.-Conn.
                                    Commercial Development Division
                                    One Town Center Road
                                    Boca Raton, FL  33468-1010
                                    Attn:  President

                                    Telefax No.:  (407) 362-1865


           If to Cedars-Sinai:      Cedars-Sinai Medical Center
                                    8700 Beverly Boulevard
                                    Los Angeles, CA  90048-1865
                                    Attn:  Senior Vice President
                                            for Academic Affairs

                  Telefax No.:  (310) 967-0101


                       ARTICLE XVI - TERM AND TERMINATION
                       ----------------------------------

A. Research and Technology Development Portion of Agreement
   --------------------------------------------------------

               16.01 The term of the research and technology development portion of the Agreement shall be three (3) years from the Effective Date, unless earlier terminated according to the provisions of this Article XVI. The research and technology development portion of the Agreement may be renewed or extended by mutual written agreement of the parties.

               16.02 (a) In the event the parties fail to agree on a mutually acceptable amended Research & Technology Development Plan and corresponding budget for any year, the research and technology development portion of the Agreement shall automatically terminate at the end of the year for which such a mutually acceptable Plan and budget do exist, without any formal notice period being required.

               (b) Either party has the right to terminate the research and technology development portion of the Agreement in the event of material breach by the other party of any of the obligations of Articles V and VI, by providing thirty (30) days notice in writing to the breaching party unless such breach is cured in the thirty day notice period.

               (c) Termination of the research and technology development portion of the Agreement pursuant to this paragraph shall not itself affect Grace's license, which shall be terminable only if one or more criteria of Part B to this Article XVI are met.

               16.03 Either party has the right to terminate the research and technology development portion of the Agreement for any or no reason (i.e., arbitrarily) by providing ninety (90) days notice in writing to the other party. Grace termination of the research and technology development portion of this Agreement pursuant to this Paragraph at any time prior to the original three year term of the research and technology development portion of the Agreement would simultaneously terminate the license portion of the Agreement pursuant to Paragraph 16.07(a), unless Cedars-Sinai agreed to waive such simultaneous termination of the license. Grace termination of the research and technology development portion pursuant to this Paragraph at any time after the original three year term shall not itself affect Grace's license rights to Cedars-Sinai LAD Technology (including Project Information and Project Inventions) existing as of the date of such termination.

               16.04 (a) In the event Cedars-Sinai fails to meet one or more Designated Milestones, Grace shall have the right to terminate the research and technology development portion of the Agreement effective upon sixty (60) days written notice to Cedars-Sinai; provided, however, that if the Designated Milestone(s) is(are) met during that period or if Cedars-Sinai makes a showing of good faith pursuant to Paragraph 6.02, termination will not take place. Termination pursuant to this Paragraph shall not affect Grace's license rights.

               (b) In the event Grace fails to meet one or more Designated Milestones, Cedars-Sinai shall have the right to terminate the Agreement (including both the research and technology development portion and the license portion) effective upon sixty (60) days written notice to Grace; provided, however, that if the Designated Milestone(s) is(are) met during that period or if Grace makes a showing of good faith pursuant to Paragraph 5.05, termination will not take place.

               16.05 (a) If the research and technology development portion of the Agreement is terminated for any reason whatsoever, Cedars-Sinai shall use its best efforts to provide for an orderly, gradual phase-out of research conducted under Grace-sponsorship during the interval between the date of the termination notice and the termination date specified in such notice. Cedars-Sinai shall cancel its outstanding commitments covering the procurement of materials, supplies, equipment and miscellaneous items for such research.

               (b) Cedars-Sinai shall exercise reasonable diligence to accomplish where possible the cancellation or diversion of its outstanding commitments extending beyond the termination date which cover the services of Investigators supported by Grace-funding in the budget. However, Grace shall remain responsible for any irrevocable personnel commitments made within the scope of the budget for the Project prior to notice of termination for a Senior Tissue Culture Investigator; provided, however, that Grace shall not be responsible for any irrevocable personnel commitment to the extent that it extends beyond 2 months after the effective date of termination.

B. License Portion of Agreement
-------------------------------

               16.06 Unless earlier terminated, Grace's license shall remain in full force and effect in each licensed country until:

               (a) the last to expire of the Licensed Patent Rights in that country, if any patents within the Licensed Patent Rights are granted in that country; or

               (b) ten (10) years from the first commercial sale of LAD in that country, if no Cedars-Sinai LAD patents within the Licensed Patent Rights have been granted in that country as of the date ten (10) years after the first commercial sale of LAD in that country.

               16.07 (a) Grace termination of the research and technology development portion of this Agreement pursuant to Paragraph 16.03 at any time prior to the original three year term of the research and technology development portion of the Agreement would simultaneously terminate the license portion of the Agreement, unless Cedars-Sinai agreed to waive such simultaneous termination of the license.

               (b) Cedars-Sinai shall have the right to terminate Grace's license, effective upon sixty (60) days written notice to Grace, only in the event of material breach or default by Grace; provided, however, that Grace shall be given the opportunity to cure such breach or default during the sixty day notice period, in which case the license would not be terminated.

               16.08 Grace shall have the right to terminate its license for any or no reason (i.e., arbitrarily), effective upon ninety (90) days notice in writing to Cedars-Sinai.

C. General
   -------

               16.09 (a) In the event that either party becomes bankrupt or insolvent, petitions any judicial body under any bankruptcy or insolvency laws, or has any proceeding commenced against it for insolvency, bankruptcy or liquidation, the other party hereto may terminate this Agreement or the license granted hereunder upon providing ten (10) days written notice to the bankrupt or insolvent party.

               (b) In the event that Cedars-Sinai becomes bankrupt, etc.:

               (i) Pursuant to the Bankruptcy Code, Grace may elect to retain its rights under the license portion of this Agreement if the trustee, receiver, or other entity so authorized by a federal bankruptcy court, seeks to reject Grace's license.

               (ii) If Grace elects to retain its rights under the license portion of this Agreement, the trustee or receiver or other entity so authorized by a federal bankruptcy court, shall covenant not to initiate any claim against Grace (or its sublicensees) or otherwise seek to prevent Grace (or its sublicensees) from practicing under the license portion of this Agreement, and shall further covenant not to license or otherwise enable any party to make, use or sell any LAD or practice any Cedars-Sinai LAD Technology in conflict with the rights granted in the license portion of this Agreement.

               (iii) If Grace elects to retain its rights, the rights and remedies of the parties hereto shall continue to be governed by the terms of the Agreement.

               16.10 Termination pursuant to Paragraphs 16.06, 16.07, or 16.08 shall not affect any rights or obligations accrued prior to the effective date of such termination.

               16.11 Termination of this Agreement or any license granted hereunder shall not relieve Grace of its obligations under Articles IX, XI, or XII, and shall not relieve Cedars-Sinai of its obligations under Articles XI and
XII. Upon termination of Grace's license, Grace sublicensees of the Cedars-Sinai LAD Technology shall be permitted to request a direct license from Cedars-Sinai. Grace agrees to cooperate in the transition of sublicenses from Grace to Cedars-Sinai, to the extent reasonable.

               16.12 For any LAD which Grace or a Grace sublicensee has manufactured or is in the process of manufacturing at the time termination is effective under Paragraph 16.06, 16.07, or 16.08, Grace may elect either to have the LAD be subject to the terms of the license as if the license had not been terminated, provided that sale of the LAD by Grace takes place within two (2) years following termination, or Grace may elect to have the LAD destroyed or the manufacture thereof cancelled. 16.13 In the event of termination of this Agreement or any license granted hereunder, neither party shall be prohibited from subsequently contracting with one or more third parties with respect to the LAD, subject only to the specific obligations which are designated as surviving termination.

                          ARTICLE XVII - ASSIGNABILITY
                          ----------------------------

               17.01 This Agreement, and any license granted hereunder, shall be binding upon and inure to the benefit of the parties hereto and the successors to the entire business of the respective parties hereto.

               17.02 This Agreement, and any license granted hereunder, shall be assignable by Grace to a Grace Affiliate and/or by Cedars-Sinai to a Cedars-Sinai Affiliate. Otherwise, this Agreement shall not be assignable by either party (or the Affiliates thereof) without the prior written consent of the other party, except that either party may freely assign this Agreement to a successor of the entire business to which this Agreement relates. For purposes of this Agreement, such "business" shall be understood to refer to that specifically concerned with the LAD.

                          ARTICLE XVIII - MISCELLANEOUS
                          -----------------------------

               18.01 This document represents the full and entire understanding of the parties with regard to the subject matter hereof and supersedes all prior negotiations, understandings and representations.

               18.02 The parties to this Agreement are independent contractors and not joint venturers or partners, and no agency, partnership, or power to obligate the other party is created by this Agreement.

               18.03 This Agreement shall be interpreted in accordance with the laws of the Commonwealth of Massachusetts, United States of America, with the exclusion of its conflict laws.

               18.04 If any of the provisions of this Agreement are or become in conflict with the laws or regulations of any jurisdiction or any governmental entity having jurisdiction over the parties or the subject matter, those provisions shall be deleted and the remaining terms and conditions of this Agreement shall remain in full force and effect.

               18.05 The parties agree to abide by any restrictions or conditions respecting the export or re-export of Grace LAD Technology and/or Cedars-Sinai LAD Technology disclosed hereunder, or any direct product embodying the same, which is or may become subject to export control under the Export Administration Regulations of the United States Department of Commerce (as amended from time-to-time) or export control regulations of other United States Government agencies including the Food & Drug Administration, Department of State and Department of Treasury (as amended from time-to-time). The parties agree not to export or re-export such information, or the direct product thereof, directly or indirectly, to any countries to which such export is now or hereafter becomes illegal under any such regulations. Cedars-Sinai understands that such export control regulations (as amended from time to time) may prohibit or restrict the performance by Grace of its obligations hereunder, and agrees that Grace shall be excused from its performance hereunder to the extent that such performance is prohibited or restricted by such regulations. Grace shall require all Grace sublicensees to abide by the provisions of this Paragraph.

               18.06 Any delay in or failure of performance by either party under this Agreement shall not be considered a breach or default hereunder if due to any cause beyond the reasonable control of the party affected including, but not limited to, Acts of God, compliance with any foreign or domestic court order, compliance with any governmental regulations, order, or request, fires, riots, labor disputes, war, unusually severe weather, provided, however, that the party affected promptly notifies the other of the existence thereof and its expected duration. The foregoing shall not be considered a waiver of either party's obligations under this Agreement and as soon as any such force majeure circumstance shall cease the party affected thereby shall promptly fulfill its obligations under this Agreement.

               IN WITNESS WHEREOF, the parties confirm their agreement with the foregoing terms by the signatures below of their duly authorized representatives.

W. R. GRACE & CO.-CONN.             CEDARS-SINAI MEDICAL CENTER

By: F.P Boer                By: Joseph Luevanos
    --------                    ---------------
Title: Executive V.P.       Title: Senior Vice President & CFO
      ---------------             ----------------------------
Date: August 11, 1994        Date: August 1, 1994
     ----------------             ---------------

                             By: Thomas Priselac
                                ----------------
                             Title: President & CEO
                                   ----------------
                             Date: August 2, 1994
                                  ---------------

                             Acknowledged and agreed to:


                             By: /s/ Achilles A. Demetriou
                                ---------------------------
                             ACHILLES A. DEMETRIOU, MD, Ph.D.
                                    Principal Investigator


                             Date: August 1, 1994

                      Appendix A: Milestones/Research Plan
                      ------------------------------------
                                (attached hereto)
                                 (Seven pages)
                                      [*]

                                   APPENDIX B
                                   ----------

                    RESEARCH & TECHNOLOGY DEVELOPMENT BUDGET
                    ----------------------------------------

                         BUDGET FOR 1ST YEAR OF PROJECT          Page 1 of 2
                         ------------------------------          -----------






                                      [*]

BUDGET FOR 1ST YEAR OF PROJECT (cont'd)                         Page 2 of 2
--------------------------------------                          -----------
                                      [*]

                                   Appendix C
                                   ----------


                             Investigator Agreement
                             ----------------------

          I, the undersigned employee of Cedars-Sinai Medical Center ("Cedars-Sinai"), hereby acknowledge that I have read and understand the provisions of the Agreement to be made effective _______________, 1994 by and between Cedars-Sinai and W. R. Grace & Co.-Conn. ("Grace"). I hereby agree as follows:

          1. To assign all my rights, title and interest in any invention, whether or not patentable, forming part of the Project Information (as defined in said Agreement) to Cedars-Sinai;

          2. To cooperate fully with Cedars-Sinai and Grace in filing, prosecuting and maintaining all U.S. and foreign patents and patent applications;

          3. To cooperate fully with Grace and Cedars-Sinai in any litigation involving any Project Patent Rights (as defined in said Agreement); and

          4. To protect as confidential all technical information of Cedars-Sinai (the Cedars-Sinai LAD Technology) and of Grace (the Grace LAD Technology), and not to disclose either to any third party except as permitted under the Agreement.


                                                 (Signature of employee)
______________________                        ___________________________
       (Date)                                          (name of employee)


                                                        WITNESSED BY:



_________________                                (Signature of witness)
                                              ___________________________
       (Date)                                          (name of witness)

             Appendix D: Cedars-Sinai Patents & Patent Applications
             ------------------------------------------------------

                                      [*]